Exhibit 10.18.3
AMENDMENT NO. 1
TO THE RPM INTERNATIONAL INC.
2004 OMNIBUS EQUITY AND INCENTIVE PLAN
     THIS AMENDMENT NO. 1 to the RPM International Inc. 2004 Omnibus Equity and Incentive Plan is executed by RPM International, Inc. (hereinafter known as the “Company”) as of the date set forth below.
WITNESSETH:
     WHEREAS, RPM International Inc. maintains the RPM International Inc. 2004 Omnibus Equity and Incentive Plan (hereinafter known as the “Plan”) for the benefit of certain of its employees and certain employees of affiliated companies; and
     WHEREAS, it is the desire of the Company to amend the Plan so that, upon any distribution incident to the Plan, the Company shall automatically sell the number of such shares necessary to generate sufficient proceeds to satisfy the Participant’s minimum tax liability resulting from such distributions; and
     WHEREAS, the Company has the right, pursuant to Section 17 of the Plan to make certain amendments thereto;
     NOW, THEREFORE, pursuant to Section 17 of the Plan and effective as of the date hereof, the Company hereby amends the Plan as follows:
     1. Section 14 of the Plan is hereby amended by the deletion of said section in its entirety and the substitution in lieu thereof of a new Section 14 to read as follows:
“14. Satisfaction of Minimum Withholding Tax Liabilities.
     (a) In General. The Committee shall cause the Company to withhold any taxes which it determines it is required by law or required by the terms of this Plan to withhold in connection with any distributions incident to this Plan.
     (i) Cash Distributions. The Committee shall cause the Company to require any withholding tax obligation arising in connection with a cash distribution (or the cash portion of a distribution), up to the minimum required federal, state and local withholding taxes, including payroll taxes, to be satisfied in whole or in part, with or without the consent of the Participant or Beneficiary.
     (ii) Share Distributions. The Committee shall cause the Company to withhold from any distribution of shares (including the portion of a distribution consisting of shares) under this Plan an amount equal to the Participant’s or Beneficiary’s minimum tax liability arising from such distribution. The withholding amount shall be obtained pursuant to Section 14(b). The Participant or Beneficiary shall provide the Committee with such Stock Powers and additional information or documentation as may be necessary for the Committee to discharge its obligations under this Section.
     (b) Withholding from Share Distributions. With respect to a distribution of shares pursuant to the Plan, the Committee shall cause the Company to sell the fewest number of such shares for the proceeds of such sale to equal (or exceed by not more than that actual sale price of a single share) the Participant’s Minimum Withholding Tax Liability resulting from such distribution. The Committee shall withhold the proceeds of such sale for purposes of satisfying the Participant’s Minimum Withholding Tax Liability. Notwithstanding anything contained in this Section 14 to the contrary, the Committee shall have no obligation to withhold amounts from distributions of shares pursuant to the exercise of Incentive Stock Options except as may otherwise be required by law.
     (c) Delivery of Withholding Proceeds. The Committee shall cause the Company to deliver withholding proceeds to the Internal Revenue Service and/or other taxing authority in satisfaction of a Participant’s tax liability arising from a distribution.
     (d) Minimum Withholding Tax Liability. For purposes of this Section 14, the term “Minimum Withholding Tax Liability” is the product of: (i) the aggregate minimum applicable federal and applicable state and local income withholding tax rate on the date of a distribution pursuant to the Plan; and (ii) the Fair Market Value of shares distributable to the Participant determined as of the date of distribution.”
     IN WITNESS WHEREOF, RPM International Inc., by its duly authorized officer, has caused this Amendment No. 1 to the RPM International Inc. 2004 Omnibus Equity and Incentive Plan Directors to be signed effective as of September 1, 2006.

RPM INTERNATIONAL INC.

By:	/s/ Ronald A. Rice
Ronald A. Rice

Its:	Senior Vice President — Administration

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